Exhibit 99.1

Paramount gold ENTERS INTO A ROYALTY AGREEMENT wITH FRANCO-NEVADA CORPORATION

US$2 Million for a 2% NSR RoYALTY on SLEEPER GOLD PROJECT

Winnemucca, Nevada – April 11, 2019 – Paramount Gold Nevada Corp. (NYSE American: PZG) ("Paramount” or “the Company”) announced today that it has entered into a royalty agreement with Franco-Nevada Corporation (“Franco”) (NYSE: FNV) (TSX: FNV) to sell a 2% Net Smelter Return Royalty (“NSR”) on its Sleeper Gold property (“Sleeper”) in Northern Nevada for cash proceeds of US$2 million, subject to customary closing conditions.

Proceeds from the royalty sale will be used to continue the permitting process and feasibility level work for Paramount’s proposed Grassy Mountain Project (“Grassy Mountain”), an advanced-stage high-grade gold project, and to explore high priority targets which could add to Grassy Mountain’s existing mineralized material.

John Seaberg, Paramount’s Executive Chairman, commented: “We are excited to execute a transaction with Franco, an industry-leading, gold-focused, streaming and royalty company. Franco’s purchase of a NSR at Sleeper provides further validation of the assets’ quality and its potential. We are also pleased to have strengthened our balance sheet in a non-dilutive manner to our shareholders. As we advance both our Grassy Mountain and Sleeper projects, we believe this transaction will mark the beginning of an important long-term, strategic partnership for Paramount.”

Paul Brink, President and COO of Franco, stated: “We are pleased to support Paramount as it advances its projects. The Sleeper Gold property has tremendous potential and option value due to its large resource base and land package in a proven, gold-rich district.”

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About Paramount Gold Nevada Corp.

Paramount Gold Nevada is a U.S. based precious metals exploration and development company. Paramount’s strategy is to create shareholder value through exploring and developing its mineral properties and to realize this value for its shareholders in three ways: by selling its assets to established producers; entering into joint ventures with producers for construction and operation; or constructing and operating mines for its own account.

Paramount owns 100% of the Grassy Mountain Gold Project which consists of approximately 4,450 hectares located on private and BLM land in Malheur County, Oregon. The Grassy Mountain Gold Project contains a gold-silver deposit (100% located on private land) for which results of a positive PFS have been released and key permitting milestones accomplished (see press release dated May 24, 2018). Additionally, Paramount owns a 100% interest in the Sleeper Gold Project located in Northern Nevada. The Sleeper Gold Project, which includes the former producing Sleeper mine, totals 2,322 unpatented mining claims (approximately 60 square miles or 15,500 hectares).

Safe Harbor for Forward-Looking Statements

This release and related documents may include "forward-looking statements" and “forward-looking information” (collectively, “forward-looking statements”) pursuant to applicable United States and Canadian securities laws. Paramount’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and other applicable securities laws.  Words such as "believes," "plans," "anticipates," "expects," "estimates" and similar expressions are intended to identify forward-looking statements, although these words may not be present in all forward-looking statements.  Forward-looking statements included in this news release include, without limitation, statements with respect to: production estimates and assumptions, including production rate and grade per tonne; revenue, cash flow and cost estimates and assumptions; statements with respect to future events or future performance; anticipated exploration, development, permitting and other activities on the Grassy Mountain project; the economics of the Grassy Mountain project, including the potential for improving project economics and finding more ore to extend mine life; and mineral reserve and mineral resource estimates. Forward-looking statements are based on the reasonable assumptions, estimates, analyses and opinions of management made in light of its experience and its perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable. Assumptions have been made regarding, among other things: the conclusions made in the PFS; the quantity and grade of resources included in resource estimates; the accuracy and achievability of projections included in the PFS; Paramount’s ability to carry on exploration and development activities, including construction; the timely receipt of required approvals and permits; the price of silver, gold and other metals; prices for key mining supplies, including labor costs and consumables, remaining consistent with current expectations; work meeting expectations and being consistent with estimates and plant, equipment and processes operating as anticipated. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: uncertainties involving interpretation of drilling results; environmental matters; the ability to obtain required permitting; equipment breakdown or disruptions; additional financing requirements; the completion of a definitive feasibility study for the Grassy Mountain project; discrepancies between actual and estimated mineral reserves and mineral resources, between actual and estimated development and operating costs and between estimated and actual production; and the other factors described in Paramount’s disclosures as filed with the SEC and the Ontario, British Columbia and Alberta Securities Commissions.

Except as required by applicable law, Paramount disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

Paramount Gold Nevada Corp.
Glen Van Treek, President, CEO and Director

Christos Theodossiou, Director of Corporate Communications
866-481-2233

Twitter: @ParamountNV